For more information contact:
Stephen S. Romaine, President & CEO
Matthew Tomazin, Executive VP, CFO & Treasurer
Tompkins Financial Corporation (888) 503-5753

For Immediate Release
Friday, January 26, 2024

Tompkins Financial Corporation Reports Fourth Quarter Financial Results

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)
Tompkins Financial Corporation ("Tompkins" or the "Company") reported diluted earnings per share of $1.05 for the fourth quarter of 2023, down 22.8% compared to the fourth quarter of 2022. Net income for the fourth quarter of 2023 was $15.0 million, down $4.5 million or 23.3% compared to the $19.5 million reported for the fourth quarter of 2022. Contributing to the lower quarterly results were increased funding costs and increased operating expenses, which included costs related to three branch closures during the fourth quarter of 2023 as well as personnel-related charges.

For the year ended December 31, 2023, diluted earnings per share of $0.66 were down 88.8% compared to the year ended December 31, 2022. Net income for 2023 was $9.5 million, a decrease of $75.5 million compared to the year ended December 31, 2022. Significant contributors to the year-over-year decrease in net income included a previously announced after-tax loss of $52.9 million, or $3.69 loss per diluted share, related to the sale of $510.5 million of available-for-sale debt securities, increased funding costs and an increase in operating expenses. The sale of securities and subsequent reinvestment in the second and third quarters of 2023 is favorably impacting securities revenue as the securities sold had an average yield of 0.86%, while the proceeds of the sale were largely reinvested into securities with an estimated yield of approximately 5.09%. Average yields on securities for the fourth quarter of 2023 were 2.33%, compared to 1.59% for the third quarter of 2023, and 1.44% for the fourth quarter of 2022.

Tompkins President and CEO, Stephen Romaine, commented, "In the fourth quarter we continued to execute on strategic initiatives and are pleased to announce our expanded presence in Syracuse with the grand opening of our City Center office. For the quarter we saw positive momentum with our net interest margin expanding, strong quarterly loan growth driving full year loan growth of 6.4%, signs of stabilization in our deposit base and growth in our noninterest related revenue. During the quarter we also recognized non-recurring expenses relating to three branch closures and other personnel-related expenses intended to help offset future expense growth. While the economic environment remains challenging for the industry we look forward to 2024 with our strong capital and liquidity position to continue to drive growth of quality customer relationships."

SELECTED HIGHLIGHTS FOR THE PERIOD:
•Net interest margin for the fourth quarter of 2023 expanded to 2.82%, compared to 2.75% for the third quarter of 2023.
•Total loans at December 31, 2023 were up $171.1 million, or 3.2% (12.6% on an annualized basis), compared to the immediate prior quarter, and up $337.0 million, or 6.4%, from December 31, 2022.
•Total deposits at December 31, 2023 were $6.4 billion, down $223.6 million, or 3.4% (13.5% on an annualized basis), from September 30, 2023, and down $202.5 million, or 3.1%, from December 31, 2022.
•Loan to deposit ratio was 87.6%, compared to 82.1% for the immediate prior quarter.
•Regulatory Tier 1 capital to average assets was 9.08% at December 31, 2023, compared to 9.01% at September 30, 2023 and 9.34% at December 31, 2022.

NET INTEREST INCOME
Net interest income was $52.4 million for the fourth quarter of 2023, up from $51.0 million for the third quarter of 2023 and down from $57.3 million for the fourth quarter of 2022. Net interest margin was 2.82% for the fourth quarter of 2023, compared to 2.75% reported for the third quarter of 2023 and 3.02% reported for the fourth quarter of 2022. The increase in net interest income and net interest margin during the fourth quarter of this year compared to the third quarter of 2023 was primarily due to securities purchased in the second and third quarter of 2023 yielding higher interest rates compared to securities sold during the same periods. The increase in securities yields was partially offset by the reversal of $1.0 million of accrued interest during the fourth quarter related to loans that moved to nonaccrual status during the quarter, as described further below under the heading Asset Quality. The decreases in net interest income and net interest margin compared to the fourth quarter of last year were primarily attributable to increased interest costs on interest-bearing liabilities outpacing increased interest income on interest earning assets due to the higher interest rate environment.

For the year ended December 31, 2023, net interest income was $209.5 million, down $20.8 million, or 9.0%, when compared to the same period in 2022.

Average loans for the quarter ended December 31, 2023 were up $101.5 million, or 1.9%, from the third quarter of 2023, and were up $277.0 million, or 5.3%, compared to the quarter ended December 31, 2022. The increase in average loans over both prior periods was mainly in the commercial real estate portfolio. The average yield on interest-earning assets for the quarter ended December 31, 2023 was 4.3%, which was up from 4.1% for the quarter ended September 30, 2023, and up from 3.6% for the quarter ended December 31, 2022.

Average total deposits for the fourth quarter of 2023 were up $58.4 million, or 0.9%, compared to the third quarter of 2023, while period end balances were down $223.6 million compared to the third quarter of 2023 driven by seasonal deposit trends. Average deposits for the quarter were down $227.8 million, or 3.4%, compared to the same period in 2022. The decrease compared to the prior year was largely driven by inflation and persistent rate competition for deposits due to the current interest rate environment and tightening monetary policy. The cost of interest-bearing deposits increased to 2.04% for the fourth quarter of 2023, compared to 1.74% for the third quarter of 2023, and 0.69% for the fourth quarter of 2022. The cost of interest-bearing deposits for the fourth quarter of 2023 increased 135 basis points compared to the fourth quarter of 2022, and 123 basis points for the year ended December 31, 2023 compared to the same period in 2022. The ratio of average noninterest bearing deposits to average total deposits for the fourth quarter of 2023 was 29.6% compared to 31.0% for the third quarter of 2023, and 30.8% for the year ended December 31, 2023. The average cost of interest-bearing liabilities for the fourth quarter of 2023 of 2.25% represents an increase of 27 basis points over the third quarter of 2023, and an increase of 141 basis points over the same period in 2022.

NONINTEREST INCOME
Noninterest income of $18.9 million for the fourth quarter of 2023 was up 2.7% compared to the same period in 2022. The increase was mainly due to gains on securities transactions of $46,000 compared to losses on securities transactions of $455,000, and increases in fee-based revenues which include insurance commissions and fees, up $143,000, wealth management fees, up $181,000 and card services income, up $68,000.

Noninterest income for the year ended December 31, 2023 was $10.2 million, which represents a decrease in noninterest income of $67.7 million compared to the same period in 2022. The decrease in noninterest income was largely due to the previously noted sales of available-for-sale debt securities, mainly in the third quarter of 2023, which resulted in the recognition of a pre-tax loss of $70.0 million for the year ended December 31, 2023. Fee-based revenues, including insurance commissions and fees, wealth management fees, service charges on deposit accounts and card services income, for the year ended December 31, 2023 were collectively up $1.0 million, or 1.4%, over the same period in 2022.

NONINTEREST EXPENSE
Noninterest expense was $51.3 million for the fourth quarter of 2023, which was up $1.1 million, or 2.2%, over the fourth quarter of 2022. The increases were mainly in premises and furniture and fixtures, up $799,000, and other operating expenses, up $1.7 million; partially offset by lower salaries and wages. The increase in premises and furniture and fixtures was mainly due to $720,000 of expense related to branch closures. Contributing to the increase in other operating expense were: FDIC expense, up $723,000; technology, up $434,000; expenses related to the Company's retirement plans, up $428,000; charitable contributions and donations, up $315,000; and accrual for New York State minimum tax, up $207,000. Salaries and wages included $638,000 of personnel-related charges, which were more than offset by lower incentive related accruals.

For the year-to-date period, noninterest expense of $203.3 million was up $7.5 million, or 3.9%, from the same period in 2022. The increase in noninterest expense for the year-ended December 31, 2023 over the same period in 2022 was mainly in employee benefits and other noninterest expense. The increase in employee benefits was mainly in health insurance, which was up $1.8 million. Salaries and wages were down as annual merit increases were offset by lower incentive related accruals. Contributing to the increases in other expenses were the following: FDIC insurance, up $1.5 million; New York State minimum tax expense, up $830,000; professional fees, up $604,000; and charitable donations, up $317,000. Premises and furniture and fixtures expenses were up over prior year mainly as a result of expense related to branch closures of $879,000.

INCOME TAX EXPENSE
The provision for income tax expense of $3.1 million for an effective rate of 17.2% for the fourth quarter of 2023, compared to tax expense of $4.5 million and an effective rate of 18.6% for the same quarter in 2022. The fourth quarter 2023 included the impact of surrendering certain separate account BOLI policies, which added $1.8 million to tax expense for the quarter. For the year-ended 2023, the provision for income tax expense of $2.5 million for an effective rate of 20.6% compared to tax expense of $24.6 million and an effective rate of 22.4% for the same period in 2022. The decrease in income tax expense between comparable periods reflects the decrease in pre-tax income, due primarily to the realized losses on the sale of certain available-for-sale securities.

ASSET QUALITY
The allowance for credit losses represented 0.92% of total loans and leases at December 31, 2023, up from 0.91% at September 30, 2023, and up from 0.87% at December 31, 2022. The ratio of the allowance to total nonperforming loans and leases was 82.84% at December 31, 2023, compared to 156.96% at September 30, 2023 and 139.86% at December 31, 2022. The decrease in the ratio compared to prior periods was due to the increase in nonperforming loans and leases discussed in more detail below.

Provision for credit losses for the fourth quarter of 2023 was $1.8 million compared to $1.4 million for the same period in 2022. Provision for credit losses for the year ended December 31, 2023 was $4.3 million, compared to $2.8 million for the year ended December 31, 2022. The increase in provision expense for both the quarter and year-to-date periods was mainly driven by loan growth, economic forecasts, and changes in asset quality. Net charge-offs for the fourth quarter of 2023 were $410,000 compared to net charge-offs of $190,000 reported for the same period in 2022.

Nonperforming assets represented 0.80% of total assets at December 31, 2023, up from 0.41% reported at September 30, 2023 and 0.43% at December 31, 2022. At December 31, 2023, nonperforming loans and leases totaled $62.3 million, compared to $31.4 million at September 30, 2023 and $32.8 million at December 31, 2022. The increase in nonperforming loans at quarter-end December 31, 2023, was mainly due to the addition of one relationship with two commercial real estate properties in the hospitality portfolio totaling approximately $33.8 million. The Company believes that the existing collateral securing the loans is sufficient to cover the exposure as of December 31, 2023. These loans were included in loans past due 30-89 days and accruing at the end of third quarter of 2023. Loans past due 30-89 days and accruing as a percentage of total loans decreased from 0.75% at the end of the third quarter of 2023 to 0.08% at the end of the fourth quarter of 2023.

Special Mention and Substandard loans and leases totaled $123.1 million at December 31, 2023, reflecting an increase from the $122.9 million reported at September 30, 2023, and $98.3 million reported at December 31, 2022.

CAPITAL POSITION
Capital ratios at December 31, 2023 remained well above the regulatory minimums for well-capitalized institutions. The ratio of total capital to risk-weighted assets was 13.36% at December 31, 2023, compared to 13.46% at September 30, 2023, and 14.42% at December 31, 2022. The ratio of Tier 1 capital to average assets was 9.08% at December 31, 2023, compared to 9.01% at September 30, 2023, and 9.34% at December 31, 2022.

LIQUIDITY POSITION
The Company's liquidity position at December 31, 2023 was stable and consistent with the immediately prior quarter. Liquidity is enhanced by ready access to national and regional wholesale funding sources including Federal funds purchased, repurchase agreements, brokered deposits, Federal Reserve Bank Discount Window advances and Federal Home Loan Banks (FHLB) advances. The Company maintains ready access liquidity of $1.4 billion, or 18.3% of total assets at December 31, 2023. As a member of the FHLB, the Company can use certain unencumbered mortgage-related assets and securities to secure borrowings from the FHLB. At December 31, 2023 the Company had an available borrowing capacity at the FHLB of $642 million. Through various programs at the Federal Reserve Bank, the Company has the ability to use certain unencumbered mortgage-related assets and securities to secure borrowings from the Federal Reserve Bank's Discount Window. At December 31, 2023 the available borrowing capacity with the Federal Reserve Bank was $92.6 million, secured by investment securities. In addition to the available borrowing lines at the FHLB and Federal Reserve Bank, at December 31, 2023, the Company maintained $687.0 million of unencumbered securities which could be pledged to further enhance secured borrowing capacity.

ABOUT TOMPKINS FINANCIAL CORPORATION
Tompkins Financial Corporation is a banking and financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Community Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by use of such words as "may", "will", "estimate", "intend", "continue", "believe", "expect", "plan", or "anticipate", the negative and other variations of these terms and other similar words.

Examples of forward-looking statements may include statements regarding the expected increases in revenue attributable to the reinvestment of proceeds from the sale of available-for-sale debt securities in securities with higher estimated yields and the sufficiency of existing collateral to cover exposure related to nonperforming loans. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those expressed and/or implied by forward-looking statements and historical performance. The following factors, in addition to those listed as Risk Factors in Item 1A in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions; our ability to attract and retain deposits and other sources of liquidity; GDP growth and inflation trends; the impact of the interest rate and inflationary environment on the Company's business, financial condition and results of operations; other income or cash flow anticipated from the Company's operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, including the Dodd-Frank Act, and state and local government mandates; the impact of any change in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount; technological developments and changes; cybersecurity incidents and threats, the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; reliance on large customers; the ability to access financial resources in the amounts, at the times, and on the terms required to support the Company's future businesses; and the economic impact of national and global events, including the response to bank failures, the wars in Ukraine and Israel, widespread protests, civil unrest, political uncertainty, and pandemics or other public health crises. The Company does not undertake any obligation to update its forward-looking statements.

TOMPKINS FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(In thousands, except share and per share data)	As of	As of
ASSETS	12/31/2023	12/31/2022
		(Audited)

Cash and noninterest bearing balances due from banks	$67,212	$18,572
Interest bearing balances due from banks	12,330	59,265
Cash and Cash Equivalents	79,542	77,837

Available-for-sale debt securities, at fair value (amortized cost of $1,548,482 at December 31, 2023 and $1,831,791 at December 31, 2022)	1,416,650	1,594,967
Held-to-maturity debt securities, at amortized cost (fair value of $267,455 at December 31, 2023 and $261,692 at December 31, 2022)	312,401	312,344
Equity securities, at fair value	787	777
Total loans and leases, net of unearned income and deferred costs and fees	5,605,935	5,268,911
Less: Allowance for credit losses	51,584	45,934
Net Loans and Leases	5,554,351	5,222,977

Federal Home Loan Bank and other stock	33,719	17,720
Bank premises and equipment, net	79,687	82,140
Corporate owned life insurance	67,884	85,556
Goodwill	92,602	92,602
Other intangible assets, net	2,327	2,708
Accrued interest and other assets	179,799	181,058
Total Assets	$7,819,749	$7,670,686
LIABILITIES
Deposits:
Interest bearing:
Checking, savings and money market	3,484,878	3,820,739
Time	998,013	631,411
Noninterest bearing	1,916,956	2,150,145
Total Deposits	6,399,847	6,602,295

Federal funds purchased and securities sold under agreements to repurchase	50,996	56,278
Other borrowings	602,100	291,300
Other liabilities	96,872	103,423
Total Liabilities	$7,149,815	$7,053,296
EQUITY
Tompkins Financial Corporation shareholders' equity:
Common Stock - par value $.10 per share: Authorized 25,000,000 shares; Issued: 14,441,830 at December 31, 2023; and 14,555,741 at December 31, 2022	1,444	1,456
Additional paid-in capital	297,183	302,763
Retained earnings	501,510	526,727
Accumulated other comprehensive loss	(125,005)	(208,689)
Treasury stock, at cost – 132,097 shares at December 31, 2023, and 128,749 shares at December 31, 2022	(6,610)	(6,279)
Total Tompkins Financial Corporation Shareholders’ Equity	668,522	615,978
Noncontrolling interests	1,412	1,412
Total Equity	$669,934	$617,390
Total Liabilities and Equity	$7,819,749	$7,670,686

TOMPKINS FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data) (Unaudited)	Three Months Ended		Year Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
INTEREST AND DIVIDEND INCOME
Loans	$69,035	$58,930	$260,434	$217,607
Due from banks	227	181	674	371
Available-for-sale debt securities	9,717	6,939	29,677	27,929
Held-to-maturity debt securities	1,222	1,221	4,876	4,771
Federal Home Loan Bank and other stock	584	254	1,697	646
Total Interest and Dividend Income	80,785	$67,525	$297,358	$251,324
INTEREST EXPENSE
Time certificates of deposits of $250,000 or more	3,949	909	11,421	2,298
Other deposits	19,526	6,973	59,387	13,870
Federal funds purchased and securities sold under agreements to repurchase	14	14	58	60
Other borrowings	4,937	2,335	16,978	4,815
Total Interest Expense	28,426	10,231	87,844	21,043
Net Interest Income	52,359	57,294	209,514	230,281
Less: Provision for credit loss expense	1,761	1,397	4,339	2,789
Net Interest Income After Credit for Credit Loss Expense	50,598	55,897	205,175	227,492
NONINTEREST INCOME
Insurance commissions and fees	7,773	7,630	37,351	36,201
Wealth management fees	4,422	4,241	17,951	18,091
Service charges on deposit accounts	1,773	1,913	6,913	7,365
Card services income	2,859	2,791	11,488	11,024
Other income	1,977	2,231	6,511	5,925
Net gain (loss) on securities transactions	46	(455)	(69,973)	(634)
Total Noninterest Income	18,850	18,351	10,241	77,972
NONINTEREST EXPENSE
Salaries and wages	23,710	25,249	97,370	98,261
Other employee benefits	6,626	6,342	27,333	24,969
Net occupancy expense of premises	3,544	3,163	13,278	13,093
Furniture and fixture expense	2,425	2,007	8,663	8,058
Amortization of intangible assets	84	218	334	873
Other operating expense	14,911	13,211	56,314	50,497
Total Noninterest Expenses	51,300	50,190	203,292	195,751
Income Before Income Tax Expense	18,148	24,058	12,124	109,713
Income Tax Expense	3,114	4,478	2,495	24,557
Net Income Attributable to Noncontrolling Interests and Tompkins Financial Corporation	15,034	19,580	9,629	85,156
Less: Net Income Attributable to Noncontrolling Interests	31	32	124	126
Net Income Attributable to Tompkins Financial Corporation	$15,003	19,548	9,505	85,030
Basic Earnings Per Share	$1.06	$1.36	$0.66	$5.92
Diluted Earnings Per Share	$1.05	$1.36	$0.66	$5.89

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)
	Quarter Ended			Quarter Ended
	December 31, 2023			December 31, 2022
	Average			Average
	Balance		Average	Balance		Average
(Dollar amounts in thousands)	(QTD)	Interest	Yield/Rate	(QTD)	Interest	Yield/Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$14,351	$227	6.28%	$58,488	$181	1.23%
Securities (1)
U.S. Government securities	1,789,043	10,411	2.31%	2,186,858	7,627	1.38%
State and municipal (2)	90,070	574	2.53%	94,377	608	2.56%
Other securities (2)	3,242	60	7.37%	3,270	47	5.68%
Total securities	1,882,355	11,045	2.33%	2,284,505	8,282	1.44%
FHLBNY and FRB stock	24,555	584	9.44%	15,942	255	6.33%
Total loans and leases, net of unearned income (2)(3)	5,486,715	69,197	5.00%	5,209,721	59,140	4.50%
Total interest-earning assets	7,407,976	81,053	4.34%	7,568,656	67,858	3.56%
Other assets	259,006			152,679
Total assets	$7,666,982			$7,721,335
LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings, & money market	$3,643,919	$14,915	1.62%	$3,905,570	$5,888	0.60%
Time deposits	925,790	8,560	3.67%	615,493	1,994	1.28%
Total interest-bearing deposits	4,569,709	23,475	2.04%	4,521,063	7,882	0.69%
Federal funds purchased & securities sold under agreements to repurchase	51,903	14	0.10%	55,701	14	0.10%
Other borrowings	398,932	4,937	4.91%	251,797	2,335	3.68%
Total interest-bearing liabilities	5,020,544	28,426	2.25%	4,828,561	10,231	0.84%
Noninterest bearing deposits	1,920,510			2,196,992
Accrued expenses and other liabilities	103,648			115,063
Total liabilities	7,044,702			7,140,615
Tompkins Financial Corporation Shareholders’ equity	620,789			579,223
Noncontrolling interest	1,491			1,497
Total equity	622,280			580,720

Total liabilities and equity	$7,666,982			$7,721,335
Interest rate spread			2.09%			2.72%
Net interest income/margin on earning assets		52,627	2.82%		57,627	3.02%

Tax Equivalent Adjustment		(268)			(333)
Net interest income per consolidated financial statements		$52,359			$57,294

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)
	Year to Date Period Ended			Year to Date Period Ended
	December 31, 2023			December 31, 2022
	Average			Average
	Balance		Average	Balance		Average
(Dollar amounts in thousands)	(YTD)	Interest	Yield/Rate	(YTD)	Interest	Yield/Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$13,064	$674	5.16%	$85,788	$371	0.43%
Securities (1)
U.S. Government securities	1,920,678	32,433	1.69%	2,265,226	30,587	1.35%
State and municipal (2)	91,407	2,338	2.56%	97,283	2,490	2.56%
Other securities (2)	3,272	229	6.99%	3,329	135	4.06%
Total securities	2,015,357	35,000	1.74%	2,365,838	33,212	1.40%
FHLBNY and FRB stock	22,284	1,697	7.63%	13,354	646	4.84%
Total loans and leases, net of unearned income (2)(3)	5,357,699	261,144	4.87%	5,142,098	218,494	4.25%
Total interest-earning assets	7,408,404	298,515	4.03%	7,607,078	252,723	3.32%
Other assets	233,268			221,442
Total assets	$7,641,672			$7,828,520
LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings, & money market	$3,697,780	$46,820	1.27%	$4,029,008	$10,389	0.26%
Time deposits	793,709	23,988	3.02%	611,708	5,779	0.94%
Total interest-bearing deposits	4,491,489	70,808	1.58%	4,640,716	16,168	0.35%
Federal funds purchased & securities sold under agreements to repurchase	55,773	58	0.10%	57,126	60	0.10%
Other borrowings	363,530	16,978	4.67%	195,110	4,815	2.47%
Total interest-bearing liabilities	4,910,792	87,844	1.79%	4,892,952	21,043	0.43%
Noninterest bearing deposits	1,994,861			2,186,720
Accrued expenses and other liabilities	101,287			107,122
Total liabilities	7,006,940			7,186,794
Tompkins Financial Corporation Shareholders’ equity	633,267			640,258
Noncontrolling interest	1,465			1,468
Total equity	634,732			641,726

Total liabilities and equity	$7,641,672			$7,828,520
Interest rate spread			2.24%			2.89%
Net interest income/margin on earning assets		210,671	2.84%		231,680	3.05%

Tax Equivalent Adjustment		(1,157)			(1,399)
Net interest income per consolidated financial statements		$209,514			$230,281

Tompkins Financial Corporation - Summary Financial Data (Unaudited)

(In thousands, except per share data)
	Quarter-Ended					Year-Ended
Period End Balance Sheet	Dec-23	Sep-23	Jun-23	Mar-23	Dec-22	Dec-23
Securities	$1,729,838	$1,701,636	$1,781,150	$1,899,001	$1,908,088	$1,729,838
Total Loans	5,605,935	5,434,860	5,352,365	5,273,671	5,268,911	5,605,935
Allowance for credit losses	51,584	49,336	48,545	46,099	45,934	51,584
Total assets	7,819,749	7,691,162	7,626,238	7,644,371	7,670,686	7,819,749
Total deposits	6,399,847	6,623,436	6,454,651	6,509,009	6,602,295	6,399,847
Federal funds purchased and securities sold under agreements to repurchase	50,996	56,120	50,483	63,491	56,278	50,996
Other borrowings	602,100	296,800	387,100	327,000	291,300	602,100
Total common equity	668,522	610,851	634,967	648,322	615,978	668,522
Total equity	669,934	612,356	636,441	649,765	617,390	669,934

Average Balance Sheet
Average earning assets	$7,407,976	$7,405,434	$7,409,714	$7,410,553	$7,568,656	$7,408,404
Average assets	7,666,982	7,629,876	7,635,800	7,633,793	7,721,335	7,641,672
Average interest-bearing liabilities	5,020,544	4,902,930	4,883,026	4,834,712	4,828,561	4,910,792
Average equity	622,280	634,980	650,554	631,208	580,720	634,732

Share data
Weighted average shares outstanding (basic)	14,194,503	14,185,763	14,314,133	14,326,595	14,308,323	14,254,661
Weighted average shares outstanding (diluted)	14,246,024	14,224,748	14,346,787	14,389,673	14,385,884	14,301,221
Period-end shares outstanding	14,405,920	14,350,177	14,405,503	14,519,748	14,519,831	14,405,920
Common equity book value per share	$46.41	$42.57	$44.08	$44.65	$42.42	$46.41
Tangible book value per share (Non-GAAP)**	$39.88	$36.01	$37.54	$38.16	$35.93	$39.88
**See "Non-GAAP measures" below for a discussion of non-GAAP financial measures and a reconciliation of non-GAAP financial measures to the most directly comparable financial measures presented in accordance with GAAP.

Income Statement
Net interest income	$52,359	$51,013	$51,896	$54,246	$57,294	$209,514
Provision (credit) for credit loss expense (5)	1,761	1,150	2,253	(825)	1,397	4,339
Noninterest income	18,850	(41,624)	12,615	20,400	18,351	10,241
Noninterest expense (5)	51,300	49,866	51,968	50,158	50,190	203,292
Income tax expense/(benefit)	3,114	(8,304)	1,784	5,901	4,478	2,495
Net (loss)/income attributable to Tompkins Financial Corporation	15,003	(33,354)	8,475	19,381	19,548	9,505
Noncontrolling interests	31	31	31	31	32	124
Basic earnings (loss) per share (4)	1.06	(2.35)	0.59	1.35	1.36	0.66
Diluted earnings (loss) per share (4)	1.05	(2.35)	0.59	1.35	1.36	0.66

Nonperforming Assets
Nonaccrual loans and leases	$62,165	$31,381	$31,333	$28,424	$28,289	$62,165
Loans and leases 90 days past due and accruing	101	52	34	13	25	101
Performing troubled debt restructuring*	0	0	0	0	4,530	0
Total nonperforming loans and leases	62,266	31,433	31,367	28,437	32,844	62,266
OREO	131	0	36	36	152	131
Total nonperforming assets	$62,397	$31,433	$31,403	$28,473	$32,996	$62,397
*No amount shown for periods subsequent to the Company's adoption of ASU 2022-02 effective January 1, 2023.

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

	Quarter-Ended					Year-Ended
Delinquency - Total loan and lease portfolio	Dec-23	Sep-23	Jun-23	Mar-23	Dec-22	Dec-23
Loans and leases 30-89 days past due and
accruing	$4,210	$40,893	$20,255	$5,894	$3,172	$4,210
Loans and leases 90 days past due and accruing	101	52	34	13	25	101
Total loans and leases past due and accruing	4,311	40,945	20,289	5,907	3,197	4,311

Allowance for Credit Losses
Balance at beginning of period	$49,336	$48,545	$46,099	$45,934	$44,772	$45,934
Impact of adopting ASC 326	0	0	0	64	0	64
Provision (credit) for credit losses	2,658	968	2,419	(1,180)	1,352	$4,865
Net loan and lease (recoveries) charge-offs	410	177	(27)	(1,281)	190	$(721)
Allowance for credit losses at end of period	$51,584	$49,336	$48,545	$46,099	$45,934	$51,584

Allowance for Credit Losses - Off-Balance Sheet Exposure
Balance at beginning of period	$3,167	$2,985	$3,151	$2,796	$2,751	$2,796
(Credit) provision for credit losses	(897)	182	(166)	355	45	$(526)
Allowance for credit losses at end of period	$2,270	$3,167	$2,985	$3,151	$2,796	$2,270

Loan Classification - Total Portfolio
Special Mention	$50,368	$65,993	$56,305	$39,255	$49,752	$50,368
Substandard	72,717	56,947	61,820	46,315	48,537	72,717

Ratio Analysis

Credit Quality
Nonperforming loans and leases/total loans and leases	1.11%	0.58%	0.59%	0.54%	0.62%	1.11%
Nonperforming assets/total assets	0.80%	0.41%	0.41%	0.37%	0.43%	0.80%
Allowance for credit losses/total loans and leases	0.92%	0.91%	0.91%	0.87%	0.87%	0.92%
Allowance/nonperforming loans and leases	82.84%	156.96%	154.76%	162.11%	139.86%	82.84%
Net loan and lease losses (recoveries) annualized/total average loans and leases	0.03%	0.01%	0.00%	(0.10)%	0.01%	(0.01)%

Capital Adequacy
Tier 1 Capital (to average assets)	9.08%	9.01%	9.57%	9.63%	9.34%	9.08%
Total Capital (to risk-weighted assets)	13.36%	13.46%	14.48%	14.62%	14.42%	13.36%

Profitability (period-end)
Return on average assets *	0.78%	(1.73)%	0.45%	1.03%	1.00%	0.12%
Return on average equity *	9.56%	(20.84)%	5.22%	12.45%	13.36%	1.50%
Net interest margin (TE) *	2.82%	2.75%	2.83%	2.99%	3.02%	2.84%
* Quarterly ratios have been annualized

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

Non-GAAP Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as reconciliation to the comparable GAAP measure, is provided in the below tables. The Company believes the non-GAAP measures provide meaningful comparisons of our underlying operational performance and facilitate management's and investors' assessments of business and performance trends in comparison to others in the financial services industry. These non-GAAP financial measures should not be considered in isolation or as a measure of the Company's profitability or liquidity; they are in addition to, and are not a substitute for, financial measures under GAAP. The non-GAAP financial measures presented herein may be different from non-GAAP financial measures used by other companies, and may not be comparable to similarly titled measures reported by other companies. Further, the Company may utilize other measures to illustrate performance in the future. Non-GAAP financial measures have limitations since they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

Reconciliation of Tangible Book Value Per Share (non-GAAP) to Common Equity Book Value Per Share (GAAP)
	Quarter-Ended					Year-Ended
	Dec-23	Sep-23	Jun-23	Mar-23	Dec-22	Dec-23
Total common equity	$668,522	$610,851	$634,967	$648,322	$615,978	$668,522
Less: Goodwill and intangibles	94,003	94,086	94,169	94,253	94,336	94,003
Tangible common equity (Non-GAAP)	574,519	516,765	540,798	554,069	521,642	574,519
Ending shares outstanding	14,405,920	14,350,177	14,405,503	14,519,748	14,519,831	14,405,920
Tangible book value per share (Non-GAAP)	$39.88	$36.01	$37.54	$38.16	$35.93	$39.88

(1) Average balances and yields on available-for-sale securities are based on historical amortized cost.
(2) Interest income includes the tax effects of taxable-equivalent adjustments using an effective income tax rate of 21% in 2023 and 2022 to increase tax exempt interest income to taxable-equivalent basis.
(3) Nonaccrual loans are included in the average asset totals presented above. Payments received on nonaccrual loans have been recognized as disclosed in Note 1 of the Company's consolidated financial statements included in Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(4) Earnings per share for the full fiscal year may not equal the sum of the quarterly earnings per share as a result of rounding of average shares.
(5) Amounts in prior periods' financial statements are reclassified when necessary to conform to the current period's presentation.